EXHIBIT 16



                              [ANDERSEN LETTERHEAD]

June 20, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 18, 2002, of Chief Consolidated Mining Company (Registrant), filed with the Securities and Exchange Commission, and have found no basis for disagreement with the statements contained therein that refer to our firm, except for the following matter. Our report on the consolidated financial statements of Chief Consolidated Mining Company and subsidiaries for the year ended December 31,2001, dated April 10, 2002, included an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cc: Mr. John Henderson
       Secretary and Treasurer Chief Consolidated Mining Company